As filed with the Securities and Exchange Commission on March 15, 2024

Registration No. 333-255557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 6 to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Brookfield Real Estate Income Trust Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

250 Vesey Street, 15th Floor

New York, NY 10281

(212) 417-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brookfield REIT Adviser LLC

Michelle L. Campbell

250 Vesey Street, 15th Floor

New York, NY 10281

(212) 417-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Jason W. Goode

Alston & Bird LLP

1201 W. Peachtree Street NW

Atlanta, GA 30309

(404) 881-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-255557

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (No. 333-255557) is filed pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended, solely to add exhibits not previously filed with respect to such Registration Statement.

PART II

Information Not Required in the Prospectus

Item 36. Financial Statements and Exhibits.

2. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

10.1	Second Amendment to Uncommitted Unsecured Line of Credit, dated October 10, 2023 by and among Brookfield Corporate Treasury Limited, Brookfield REIT Operating Partnership L.P., and Brookfield US Holdings Inc. (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on October 13, 2023 and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2024 and incorporated herein by reference).

23.1*	Consent of Deloitte & Touche LLP.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of March, 2024.

Brookfield Real Estate Income Trust Inc.

By:	/s/ Brian W. Kingston
Brian W. Kingston
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 15th day of March, 2024.

Signature	Title

/s/ Brian W. Kingston Brian W. Kingston	Brian W. Kingston Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Theodore C. Hanno Theodore C. Hanno	Theodore C. Hanno Chief Financial Officer (Principal Financial and Accounting Officer)

* Lori-Ann Beausoleil	Lori-Ann Beausoleil Director

* Richard W. Eaddy	Richard W. Eaddy Director

* Thomas F. Farley	Thomas F. Farley Director

* Robert L. Stelzl	Robert L. Stelzl Director

* Lis S. Wigmore	Lis S. Wigmore Director

*By:	/s/Dana E. Petitto
Dana E. Petitto Attorney-in-fact